News Release

For further information:
Elliott J. Broderick                        Fred Nachman
Chief Financial Officer                     Marjan Communications Inc.
(248) 644-7110                              (312) 867-1771


FOR IMMEDIATE RELEASE


               MALAN REALTY INVESTORS ANNOUNCES COURT OF APPEALS'

                         DECISION IN FORMER CEO'S SUIT


         Bingham Farms, Mich., July 9, 2003 - Malan Realty Investors, Inc. (NYSE: MAL), a self-administered real estate investment trust (REIT), announced today that the Michigan Court of Appeals upheld a previous decision by the Circuit Court in Oakland County, Michigan granting summary disposition in favor of Malan's former president and chief executive officer Anthony S. Gramer.



         The decision, which was dated July 1, 2003, affirms the Circuit Court's decision, which provided that Gramer was entitled to both change-in-control payments and termination payments through December 2003 under his employment agreement with the company. Gramer was dismissed from Malan in July 2000, having previously received a $1 million change-in-control payment as a result of a proxy contest that replaced the company's board of directors with a new slate of directors in May 2000.



         Although Malan still believes that the court's decision is in error and is evaluating its options available for further appeal, it nonetheless recognizes the potential liability resulting from the ruling. Accordingly, the company will record a liability of approximately $1.4 million at June 30, 2003, which is equal to the amount of the award to Gramer plus accrued interest through the expected date of resolution.

         "We are obviously disappointed by the court's decision," said Malan President and Chief Executive Officer Jeffrey Lewis. "We will review all options available to us before proceeding."


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         In August 2002, Malan's shareholders approved a plan of complete liquidation. As a result of the court's decision, the company announced it was immediately lowering its estimated range of liquidating distributions by 25 cents per share to $4.50 to $6.25 per share.



         Malan Realty Investors, Inc. owns and manages properties that are leased primarily to national and regional retail companies. The company owns a portfolio of 43 properties located in eight states that contains an aggregate of approximately 4.0 million square feet of gross leasable area.



         Safe Harbor Statement: This news release may contain forward-looking statements. Although the company believes that the statements and projections are based on reasonable assumptions, actual results may differ from those projected. Key factors that could cause actual results to differ materially include uncertainties regarding the length of time required to sell the company's properties and execute its plan of liquidation and expenses incurred during the liquidation period, changing market conditions affecting the sales price of the company's properties, the disproportionate effect of changes in proceeds from property sales on liquidating distributions due to the company's capital structure, the cost of the ultimate disposition of any appeal of the Gramer litigation, bankruptcies and other financial difficulties of tenants, the cost of addressing environmental concerns, unforeseen contingent liabilities, and other risks associated with the commercial real estate business, as detailed in the company's filings from time to time with the Securities and Exchange Commission. Many of these factors are beyond the control of the company. Malan does not undertake to update these forward-looking statements.



         News releases for Malan Realty Investors are available on the company's Web site at www.malanreit.com or through Company News On-Call by fax at
         (800) 758-5804, ext. 114165, or www.prnewswire.com.



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